Exhibit (h)2(a)(3)

NORTHWESTERN MUTUAL SERIES FUND, INC.

720 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

December 1, 2016

Mason Street Advisors, LLC

720 East Wisconsin Avenue

Milwaukee, WI 53202

Re:	Agreement to Waive Mason Street Advisors, LLC Investment Advisory Fees Relating to Certain Portfolios of Northwestern Mutual Series Fund, Inc.

Dear Ms. Fleming:

This letter constitutes an agreement between Mason Street Advisors, LLC (“MSA”) and Northwestern Mutual Series Fund, Inc. (“Series Fund”) regarding the investment advisory fees for the Series Fund’s Equity Income and Growth Stock Portfolios.

With respect to the Equity Income Portfolio, MSA agrees to waive, from December 1, 2016 through April 30, 2017 (unless renewed by the parties hereto), its investment advisory fee applicable to the Equity Income Portfolio such that the investment advisory fee is as follows:

Assets	Fee
Up to $500 million	0.65%
$500 million - $1.5 billion	0.55%
Excess over $1.5 billion	0.52%

With respect to the Growth Stock Portfolio, MSA agrees to waive, from January 1, 2017 through April 30, 2017 (unless renewed by the parties hereto), its investment advisory fee applicable to the Growth Stock Portfolio such that the investment advisory fee is as follows:

Assets	Fee
Up to $50 million	0.60%
$50 million - $100 million	0.50%
$100 million - $300 million	0.40%
Excess over $300 million	0.38%

This letter supersedes all prior agreements between the parties relating to the same matters.

Very truly yours,

NORTHWESTERN MUTUAL SERIES FUND, INC.

By:	/s/ Kate M. Fleming
Kate M. Fleming, President

Agreed to and accepted:

MASON STREET ADVISORS, LLC

By:	/s/ Kate M. Fleming
Kate M. Fleming, President